Exhibit 99.1

Contango ORE Announces Formation of Joint Venture with Royal Gold

HOUSTON--(BUSINESS WIRE)--January 8, 2015--Contango ORE, Inc. (OTCQB:CTGO) (the “Company” or “CORE”) announced today that it completed the formation of a joint venture with Royal Alaska, LLC, a wholly-owned subsidiary of Royal Gold, Inc. (together, “Royal Gold”) to advance exploration and development on the Tetlin properties in Alaska.

The Company entered into a Master Agreement with Royal Gold last September that provided for the contribution by the Company to the joint venture of the Tetlin lease and State of Alaska mining claims near Tok, Alaska prospective for gold and associated minerals, together with other personal property, which are collectively valued at $45.7 million by the joint venture.

Following stockholder approval of the transaction at the annual meeting of CORE held today, and pursuant to the Master Agreement, the parties formed Peak Gold, LLC, a limited liability company, to hold the joint venture assets. The joint venture will be managed by a Management Committee consisting of representatives of Royal Gold and the Company. Royal Gold’s initial investment of $5 million will fund exploration activity, and Royal Gold will have the option to earn up to a 40% economic interest in the joint venture by investing up to $30 million (inclusive of the initial $5 million investment) prior to October 2018. The proceeds of Royal Gold’s investment will be used by the joint venture for additional exploration and development of the Tetlin properties.

Brad Juneau, President and CEO of the Company, said, “We are excited that Royal Gold has agreed to join our effort to expand upon the promising exploration work we have initiated on the Tetlin lease and neighboring claims covering over 750,000 acres. Royal Gold has demonstrated experience and expertise that will be invaluable in expanding upon our Chief Danny Prospect, including the previously announced Peak Zone discovery.”

Tony Jensen, President and CEO of Royal Gold, Inc., added: “We are privileged to have the opportunity to work with the Tetlin community and CORE on this property. The exploration success CORE has achieved to date is encouraging and we look forward to providing the resources to continue developing the project in a methodical and success-based manner. Our plans are being formulated for an active exploration program to be conducted this summer.”

About CORE

CORE is a Houston-based company that engages in the exploration in Alaska for gold and associated minerals. Additional information can be found on our web page at www.contangoore.com.

About Royal Gold

Royal Gold, Inc., together with its subsidiaries, is engaged in the business of acquiring and managing precious metal royalties, metal streams and similar interests. As of December 31, 2014, Royal Gold’s portfolio consisted of 198 properties on six continents, including interests on 37 producing mines and 24 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” Royal Gold’s website is located at www.royalgold.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding CORE that are intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, based on CORE’s current expectations and includes statements regarding future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as "expects", “projects”, "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the exploration and the mining industry (for example, operational risks in exploring for, developing mineral reserves; risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and associated minerals; the existence and extent of commercially exploitable minerals in properties acquired by CORE; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources; the loss of key employees or consultants; health, safety and environmental risks and risks related to weather and other natural disasters); uncertainties as to the availability and cost of financing; inability to realize expected value from acquisitions; inability of our management team to execute its plans to meet its goals; and the possibility that government policies may change or governmental approvals may be delayed or withheld, including the inability to obtain any mining permits. Additional information on these and other factors which could affect CORE’s exploration program or financial results are included in CORE’s other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. CORE does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

CONTACT:
Contango ORE, Inc.
Brad Juneau, 713-877-1311
www.contangoore.com